SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: December 22, 2008

KLONDIKE STAR MINERAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30965	91-1980708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Box 20116, 1031 - Ten Mile Road, Whitehorse, Yukon Y1A 7A2 Canada

(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 579-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5	Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 22, 2008, the Board of Directors accepted the resignation of Mr. Albert Khelfa as a member of the Board of Directors.  No reasons for the resignations were provided by Mr. Khelfa.  There were no disagreements between the Registrant and Mr. Khelfa regarding management of the Company relating to the registrant’s operations, policies or practices.  The Company has provided Mr. Khelfa with a copy of the disclosures it is making in response to this Item 5.02 no later than the day of filing with the Commission.  The Company has provided the resigning director with the opportunity to furnish the registrant, as promptly as possible, with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02.  The Company will file any such letter with the Commission as an exhibit by amendment to this Report on Form 8-K within two business days after receipt by the Company.

On December 22, 2008, Rene Hussey was appointed to the Board of Directors.  Mr. Hussey has served for the past several years as an independent finance and tax advisor for small and medium sized companies and holds a degree in consultancy.  Mr. Hussey does not serve as a director or officer of any other US publicly traded company.  Mr. Hussey has not been involved in any legal proceedings required to be reported hereunder.  There are no family relationships among the directors and officers of the Company.  There have been no transactions or proposed transactions between the Company and Mr. Wakim which would be required to be reported hereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLONDIKE STAR MINERAL CORPORATION

December 23, 2008

/s/ George Wakim

George Wakim, President